Exhibit 10.40

CONTRACT RESEARCH AGREEMENT

This Contract Research Agreement (the “Agreement”) is made and entered into on April ______, 2020 (“Effective Date”) by and between:

(1)	aPTORUM THERAPEUTICS lIMITED, an exempted company incorporated in Cayman Islands, whose business address is 17th Floor, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong; and APTUS MANAGEMENT, a company incorporated in Hong Kong, whose business address is 17th Floor, Guangdong (collectively, “Company”); and

(2)	AENEAS TECHNOLOGY (HONG KONG) LIMITED, a company incorporated and registered in Hong Kong whose business address is at [ ], Hong Kong (“Aeneas”).

Company and Aeneas are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals:

WHEREAS, Aeneas is a technology company that is in the business of developing and providing technology and software solutions.

WHEREAS, Company has developed a Smart-ACTTM drug repurposing platform.

WHEREAS, Company and Aeneas desire to enter into this Agreement to provide the terms and conditions upon which Company engages Aeneas to assist the Company in computerized drug screening process of Smart-ACTTM platform.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, agreements, representations, warranties and indemnities and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1.	Definitions

1.1	“Affiliate” means (i) all business units and divisions of a party or its parent company/corporation and (ii) any entity controlled by, controlling, or under common control with such party. Such entity shall be deemed to be an “Affiliate” only so long as such control exists. Upon request, the Parties agree to confirm the Affiliate status of a particular entity.

1.2	“Applicable Laws” means all applicable laws, treaties, statutes, codes, rules, regulations, regulatory policies, practices, guidelines, ordinances, judgments, orders, rulings or decisions of any governmental authorities and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, in each case binding on or applicable to a Party referred to in the context in Hong Kong .

1.3	“Application Library” means a collection of software components which is sourced from, and maintained by, a third party or an open source program.

1.4	“Business” means all business and affiliates carried out by the Company and its Affiliates from time to time.

1.5	“Confidential Information” means all information, know-how and records (in whatever form held) in any way connected with the Company, its Business and the Research, whether proprietary or otherwise, including (without prejudice to the generality of the foregoing) without limitation all formulae, designs, specifications, drawings, data, operations and testing procedures, manuals and instructions and all customer and supplier information and lists, sales information, business plans and methods, processes, systems, research and development, forecasts and all technical or other expertise, and all computer software, and all accounting and tax records, correspondence, orders and enquiries that are confidential or not generally known.

Confidential Information shall include information in written, oral, electronic or any other form whether or not it is clearly identified in writing at the time of disclosure as confidential. For avoidance of doubt, Confidential Information shall not include information that (i) is or becomes a part of the public domain through no act or omission of the other Party; (ii) was in the other Party’s lawful possession prior to the disclosure and had not been obtained by the other Party either directly or indirectly from the disclosing Party; (iii) is lawfully disclosed to the other Party by a third party without restriction on disclosure; or (iv) is independently developed by the other Party without use of or reference to the other Party’s Confidential Information.

1.6	“Intellectual Property” means patents, rights to apply for patents, trademarks, trade names, service marks, domain names, copyrights and all applications and registration of such worldwide, schematics, industrial models, inventions, know-how, trade secrets, computer software programs, and other intangible proprietary information.

1.7	“Research” means all services, materials, products or Intellectual Property provided by Aeneas to the Company and its Affiliates under this Agreement and conducted in accordance to Schedule 1.7, to be performed by computerized drug screening, or as otherwise agreed by the Parties from time to time.

1.8	“Results” means all data and information generated or derived from the Research and from other research performed by Aeneas under this Agreement.

2.	Scope of the Agreement

2.1	Aeneas shall perform the Research, in accordance with the terms and conditions of this Agreement. Aeneas shall use reasonable efforts to perform the Research and to meet all standards, obligations and completion dates described in this Agreement or to be agreed by the Parties.

2.2	The Company may refine, update or insert tasks to the Research from time-to-time. Such change shall be effective upon notice to Aeneas. Notwithstanding the above, in no event shall the Company be allowed to move forward any completion dates set out in this Agreement or otherwise agreed by the Parties without Aeneas’s written consent.

2.3	Aeneas shall provide the Research in accordance with the terms and conditions set forth in this Agreement and all Applicable Laws.

2.4	Upon request by the Company, which shall be made from time to time, Aeneas shall transfer all: (i) Results, and/or (ii) any other materials, data,, information and all other data it possesses with regard to each Research to the Company, in such form as requested by the Company or as is then currently in the possession of Aeneas.

3.	Appointment of Development Team

3.1	Aeneas shall assign appropriately qualified personnel to perform any and all of the Research, such personnel shall use high professional standards while performing the Research and maintaining full compliance with any and all specification and instructions set by the Company from time to time, as confirmed by Aeneas.

3.2	Aeneas shall protect, promote and act in the best interests of the Company, including but not limited to:

(i)	devote the whole of their attention and skill to the interests and affairs of the Company in the discharge of the Research;

(ii)	in the discharge of the Research and in the exercise of such powers, comply with all and any lawful directions and instructions from time to time made or given to them by the Company according to the best of their skills and ability, and comply with all resolutions and regulations from time to time passed or made by the Company;

(iii)	faithfully and diligently perform the Research with due care and skill, and exercise only such powers as are consistent with the Research in relation to, and use commercially reasonable efforts to promote, the interests of the Company;

(iv)	keep the Company promptly and fully informed of its conduct of the Research and give promptly to the Company (in writing if so requested) all such information as the Company may reasonably require in relation to its conduct of the Research insofar as such information is or ought to be within the knowledge of Aeneas and provide such written explanations to the Company may require in connection therewith; and

(v)	use commercially reasonable efforts to ensure that they are available at all times on reasonable notice to provide the Research as the Company may require.

3.3	Aeneas shall have the sole responsibilities for the conduct of its employees, and for the payment of their entire compensation, including salary, withholding of income and social security taxes, worker’s compensation, employee and disability benefits, employee insurance, unemployment insurance and any other employee benefits and requirements under the laws of Hong Kong SAR.

3.4	Aeneas may not subcontract or delegate the performance of all or part of the Research to any personnel other than its own personnel, unless with prior notice to Company.

4.	Research Fees and Payment

4.1	In consideration of due performance of Aeneas’s obligations under this Agreement, Aeneas shall be entitled to receive with effect from the Effective Date during the Term a Research Fee of HK$963,760 per month (including any tax and duties payable by Aeneas pursuant to the Applicable Laws and any compensation rights that Aeneas may have as a result of their compliance with Clause 9 hereunder) (“Research Fee”).

4.2	Aeneas shall issue an invoice to the Company on monthly basis. The Research Fee shall be due within thirty (30) days from the date of the invoice.

4.3	Notwithstanding anything to the contrary in this Agreement, Aeneas shall be responsible for retaining and discharging, and paying the reasonable fees, charges and expenses related to the performance of the Research. The Research Fees shall not be increased without prior written approval by the Company in its sole discretion.

4.4	The Research Fee shall not include reasonable travel expenses related to/for/from Aeneas’s performance of the Research if so requested by the Company. Upon pre-approval of any such travel expenses by the Company, Aeneas shall be entitled to claim for reimbursement of all reasonable pre-approved out-of-pocket business expenses (including entertainment, travelling to and from any parts of the world, telephone and hotel expenses) properly and reasonably incurred by it in relation to the Research.

4.5	Payment of such Research Fees to Aeneas shall be made by the Company. The Company shall be entitled to deduct from the Research fees (and any other sums) due to Aeneas any sums that Aeneas may owe to the Company at any time. Payment in full or in part of the Research Fees shall be without prejudice to any claims or rights of the Company against Aeneas in respect of the provision of the Research.

4.6	All Research Fees are inclusive taxes, charges or remittance fees. Each Party shall pay any and all tax due under Applicable Laws by such Party in respect of all payments it receives or makes under this Agreement. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. Specifically, Aeneas shall be solely responsible for the payment of value added tax, import taxes, customs duties, registration duties, transfer taxes, stamp duties and any other taxes or duties imposed as a result of the Research under this Agreement.

4.7	All payments due under this Agreement to Aeneas shall be made via cheque or bank wire transfer which is notified by Aeneas in advance in immediately available funds to the following bank account, free and clear of any withholding tax, administrative fees, bank charges, transfer fees or other similar charges under the Applicable Laws.

5.	Intellectual Property Rights; Copyrights

5.1	The Intellectual Property rights in the Results shall, at the Effective Date or (if later) on creation of the rights, vest in the Company. Aeneas hereby assigns (by way of present and, where appropriate, future assignment) all such Intellectual Property rights with full guarantee to the Company.

5.2	The Parties agree that the Intellectual Property rights of the Company and Aeneas existing as of the Effective Date are their separate intellectual property respectively, and are not affected by this Agreement. Notwithstanding the above, any improvement to Aeneas’s Intellectual Property rights hereunder which are used, improved, modified or developed by Aeneas or the Company under or during the Term shall be the sole and exclusive Intellectual Property of the Company.

5.3	Notwithstanding to the contrary under the Applicable Laws, all Intellectual Property rights, title, and interest to the Results shall belong to and remain as the exclusive property the Company, and to the extent necessary to prove and enforce Company’s ownership thereof, in consideration for the Research Fees, Aeneas hereby assigns to the Company all rights, title and interest in and to all such Results as soon as they are generated by Aeneas.

5.4	Aeneas represents and warrants that each current and former employee (including those employees involved in developing the Results), agent, developer and contractor who has had or has access to, contributed to, or participated in the creation of any Results has:

(i)	executed a confidentiality and nondisclosure agreement in favour of Company or Aeneas that protects the confidentiality of the Results; and

(ii)	either (a) is a party to an agreement under which Company or Aeneas is deemed to be the original owner / author of all right, title and interest in the Results created by such person; or (b) has executed an assignment or an agreement to assign in favour of the Company or Aeneas of all such person’s right, title and interest in the Results.

5.5	As the owner of Intellectual Property rights in the Results, the Company shall use and exploit all Results without restriction or additional compensation. The Company shall have sole ownership of all such Results and shall have the sole right to obtain and to hold in its own name patents (if applicable), copyrights, or such other protection as Company may deem appropriate to the subject matter, and any extensions, updates or improvements thereof.

5.6	Upon request of the Company, Aeneas shall give the Company or any person designated by the Company all assistance reasonably required to certify the ownership of and/or to perfect the Intellectual Property rights hereinabove defined, including the procurement of written assignment and title commitments in a form acceptable to the Company from all employees of Aeneas assigned hereunder (including those employees involved in developing the Results).

5.7	Notwithstanding Clause 0, Aeneas hereby expressly transfers and assigns to Company the copyright related to the Results. Such assignment and transfer of rights is performed on an exclusive basis and is valid worldwide for the duration of protection of corresponding copyright in accordance with Applicable Laws.

6.	Representations and Warranties

6.1	Each Party represents, warrants and covenants to the other Party that:

(i)	it is a corporation duly incorporated, validly existing and in good standing;

(ii)	it has taken all actions on its party to authorize the execution, delivery and performance of the obligations undertaken in this Agreement, and no other corporate actions are necessary with respect thereto; and

(iii)	when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with this Agreement’s terms.

6.2	The Aeneas further represents and warrants to the Company that as of the Effective Date and at all times during the term of the Agreement:

(i)	the Agreement has been duly executed and delivered by, and is the legal and valid obligations upon Aeneas and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by Aeneas: (a) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, and (b) does not violate Applicable Laws;

(ii)	Aeneas shall not enter into any other agreements which would interfere or prevent performance of the obligations described herein;

(iii)	Aeneas maintains and shall maintain during the term of this Agreement equipment and personnel sufficient to enable Aeneas to perform the Research in accordance with the Agreement;

(iv)	the Results are original, and are not subject to any third party Intellectual Property rights; the Results have not been published previously, in whole or part; and Aeneas has full power to grant the rights provided for in Clause 5;

(v)	no third party shall acquire, own, or possess any right or interest in any invention (whether patentable or not), copyright, trade secret, or other proprietary right that arises out of or is made as a consequence of any Research by Aeneas pursuant to this Agreement; and

7.	Term; Termination

7.1	Unless otherwise earlier terminated pursuant to this Clause 7.2-7.4, this Agreement shall be effective on the Effective Date and shall remain in effect for eighteen (18) months after the Effective Date (“Term”). In the event that both Parties agree to extend the Term or to renew this Agreement, the Parties may do so by executing a separate written agreement or extension or renewal.

7.2	The Company may terminate this Agreement for any reason in the Company’s sole discretion and without any indemnity or damages being due to Aeneas with thirty (30) days prior written notice.

7.3	In addition, the Company may terminate this Agreement:

(i)	upon breach by Aeneas of its obligations under this Agreement which is not cured within thirty (30) days of the notification of such by Aeneas;

(ii)	immediately upon written notice to Aeneas in the event Aeneas shall have become insolvent or bankrupt; or

(iii)	immediately if Aeneas or the relevant employees of Aeneas is/are no longer able to perform the Research or has not been able to provide the Research for an aggregate period of thirty (30) days; commits any act of gross or wilful misconduct or any serious, wilful, grossly negligent or material breach of any of the provisions contained in this Agreement; commits any fraud or act of dishonesty, engages in any conduct which, in the reasonable opinion of the Company, has caused or is likely to cause detriment to the interests of the Company, is otherwise prohibited by Applicable Laws from providing the Research (including any circumstances in which it may be unlawful for Aeneas to engage the relevant employees of Aeneas), refuses to carry out any reasonable lawful order given to Aeneas or the relevant employees of Aeneas by the Company in the Term, is incompetent or fail to diligently attend to the Research.

7.4	The Aeneas may terminate this Agreement in the event that the Company fails to meet its payment obligations under Clause 4.2 of this Agreement which is not cured within thirty (30) days of the notification of such by the Company; or

7.5	Upon expiration or termination of this Agreement, Aeneas shall:

(i)	immediately deliver to the Company all Confidential Information and all other tangible items including, without limitation, computers, computer discs, USB devices, books, records, documents, papers, materials, credit cards, correspondence, accounts, source code and other Intellectual Property, and other property of or relating to the Company which may then be in the Contactor’s possession or under its power or control and all copies thereof or extracts therefrom; and

(ii)	immediately delete all Confidential Information from any computer discs, USB devices, tapes or other re-useable material in Aeneas’s possession or control and destroy all other documents and tangible items in Aeneas’s possession or under Aeneas’s control which contain or refer to any Confidential Information.

7.6	Termination of this Agreement shall not limit either Party from pursuing other remedies available to it, including injunctive relief. For the avoidance of doubt, if the Agreement hereunder is terminated by Company for cause, Company shall not be obligated to continue making any additional Research Fees as of the date of termination, and has right to recover any paid Research Fees and expenses from Aeneas.

7.7	In the event of expiration or termination of this Agreement, Clauses 1, 5, 0, 7.5-7.7, 8, 9.2, 10.1, 10.2, 10.3, 11 and 12, as well as any provisions which are to survive by nature, shall survive such expiration or termination.

8.	Confidentiality; Publication

8.1	The Aeneas shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any third party any Confidential Information. The Aeneas shall use the Confidential Information solely for the purpose(s) set forth in this Agreement or for such other purposes as may be agreed upon by the Parties in writing. The confidentiality obligations under this Clause 8 shall survive this Agreement for five (5) years thereafter.

8.2	The Aeneas undertakes to use the Confidential Information only for the fulfilment of the Research, and shall not at any time:

(i)	divulge or communicate to any person any Confidential Information except those of the employees of the Company; and

(ii)	through any failure to exercise all due care and diligence cause any unauthorised disclosure of any Confidential Information (including without limitation): relating to the dealings, organisation, business, finance, transactions or any other affairs of the Company.

8.3	The Aeneas agrees, on behalf of itself, its employees, agents, subcontractors and Affiliates, not to publish or present any and all information, data and/or documents, whether patentable or not, as generated in the course of and/or as a result of the Research.

8.4	The Aeneas shall not disclose the existence of this Agreement, any terms herein and/or any relationship between Aeneas and the Company to any third party.

8.5	Neither Party shall use the other Party’s name in connection with any oral disclosure, publication or promotion whatsoever.

9.	Restraint on Activities of Aeneas and the relevant employees

9.1	During the Term, Aeneas undertakes and shall cause its relevant employees to undertake to the Company that they will devote their time and attention to the Company and will use her best endeavours to develop the business and interests of the Company and will not be concerned with any other business other than the Business.

9.2	For two (2) years after the expiration or termination of this Agreement, whichever is earlier, Aeneas shall not and shall cause the Development Team not to be directly or indirectly concerned with or engaged or interested in any other business which is in any respect in competition with or similar to the Business.

10.	Indemnification; Insurance

10.1	The Aeneas shall indemnify and hold the Company, its Affiliates, employees and agents harmless against all losses, claims, penalties, costs, expenses and damages they may suffer as a result of any action brought by a third party to the extent and arising out of any:

(i)	breach of the Agreement by Aeneas; or

(ii)	any negligent act or omission of Aeneas.

10.2	This Agreement constitutes a contract for services and accordingly Aeneas shall be fully responsible for and shall indemnify the Company for and in respect of:

(i)	any income tax, social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Research; Aeneas shall further indemnify the Company against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by the Company in connection with or in consequence of any such liability, deduction, contribution, assessment or claim;

(ii)	any liability arising from any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by Aeneas and the relevant employees against the Company arising out of or in connection with the provision of the Research; and

(iii)	any liability arising from Aeneas’s gross or wilful misconduct, negligence, material breach of any provisions contained in this Agreement, or conduct outside the agreed scope of the Research or for which Aeneas was not authorised to act by the Company.

10.3	The Company may at its option satisfy any indemnity (in whole or in part) under Clauses 10.1 and 10.2 by way of deduction from any Research Fees due to Aeneas.

11.	Governing Law and Jurisdiction

11.1	This Agreement is governed by and shall be construed in all respects in accordance with the laws of Hong Kong SAR.

11.2	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The arbitration proceeding shall be conducted in Hong Kong. There shall be three (3) arbitrators, each Party shall appoint one (1) arbitrator and the third arbitrator shall be jointly appointed by the appointed arbitrators.

12.	Miscellaneous

12.1	The relationship of Aeneas and its personnel (including the relevant employees of Aeneas involved in developing the Results) to Company in the performance this Agreement is that of an independent contractor, and not a partner or joint venture. This Agreement shall not confer upon Aeneas or its personnel any benefits available to employees of the Company.

12.2	This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either Party without prior written consent of the other Party, except that Company may assign this Agreement to an Affiliate or in connection with a merger, consolidation or sale of all or substantially all of its assets.

12.3	Unless otherwise provided in this Agreement, no changes, amendments or alternations to this Agreement shall be allowed unless in writing and are signed by duly authorized representatives of both Parties.

12.4	All schedules to this Agreement shall constitute an integral part of this Agreement. With regard to the subject matter herein, this Agreement constitutes the entire agreement of the Parties, and shall supersede all previous written or oral representations, agreements and understandings between the Company and Aeneas.

12.5	In the event that any one or more of the provisions contained in this Agreement, shall for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement are held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by the Applicable Laws.

12.6	Neither of the Parties shall be held liable for nonfulfillment or delayed performance of this Agreement or of part thereof due directly or indirectly to any cause outside the defaulting Party’s control, provided that notice of its inability to perform and the causes thereof shall be given immediately by the affected Party to the other.

12.7	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

12.8	Headings to clauses herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

12.9	All notice, requests, demands, approvals or consents, or other communications hereunder shall be in writing and shall be deemed given if delivered: (i) by electronic mail stated below, (ii) by registered mail with acknowledgement of receipt, or (iii) personally to the appropriate party at the address below:

If to the Company:

Address:	17/F, Guangdong Investment Tower,
148 Connaught Road Central,
Hong Kong
Email:	[ ]
Attention:	Dr Thomas Lee

If to Aeneas:

Address:
Email:
Attention: Mr. Kenrick Fok

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement in two (2) originals by their respective officers duly authorized as of the Effective Date.

APTORUM therapeutics LIMITED

Name: Ian Huen
Title: Director

AENEAS TECHNOLOGY (HONG KONG) Limited

Name: Kenrick Fok
Title: Director

Schedule 1.7

Research (General)